Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS to Acquire HR Consulting and Outsourcing Businesses
From Mellon Financial Corporation;
Acquisition Significantly Expands Human Resource Outsourcing Capabilities

DALLAS, TEXAS: March 16, 2005 — Affiliated Computer Services, Inc., (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that it has signed a definitive agreement to acquire the human resources consulting and outsourcing businesses (the “HR Business”) of Mellon Financial Corporation (“Mellon”) for approximately $445 million. For the year ended December 31, 2004, the HR Business recorded revenues of approximately $660 million. The transaction is scheduled to close by the end of the fourth quarter of ACS’ fiscal year 2005 and has been approved by the boards of directors of both companies. Closing is subject to Hart-Scott-Rodino approval as well as other customary closing conditions.

A conference call will be held this morning at 8 a.m. CST to discuss the acquisition. To participate in the call, the phone number is 877-564-0884 and the pass code is ACS, or the call can be accessed via the web at www.acs-inc.com. During the conference call, management will refer to a presentation provided on the Investor Relations page of ACS’ website and will use certain non-generally accepted accounting principles (“GAAP”) financial measures for which reconciliations to the most directly comparable GAAP financial measures will also be provided.

The HR Business serves approximately 3,000 clients and provides consulting services, benefit plan administration services, and multi-scope HR outsourcing services. The consulting business is the seventh largest HR consulting practice in the United States with a strong presence in key U.S. markets and growing capabilities in the UK and Canada. Benefit plan services outsources benefit plans, including defined benefit plans, defined contribution plans, and healthcare plans. In addition, multi-scope HR outsourcing services are delivered in over 50 countries supporting multi-national clients.

“This strategic acquisition makes ACS a stronger competitor in the end-to-end HR marketplace and strengthens our position as a leading global provider of business process outsourcing services,” said Jeff Rich, ACS Chief Executive Officer. “We are gaining new capabilities, adding blue chip clients and talented subject matter experts. The multi-scope HRO marketplace is one of the fastest growing markets we serve, and we are uniquely positioned with strong subject matter experts, an industry leading global production model, and world class information technology skills.”

“Mellon has made significant progress in repositioning the HR consulting and outsourcing businesses for improved profitability and growth. However, these businesses will benefit from ACS, an organization devoted solely to the BPO and IT services industry,” said Martin G. McGuinn, Mellon Chairman and Chief Executive Officer. “This decision was reached after thoroughly reviewing these businesses. We then balanced those findings with the investments required to compete successfully in those businesses with the resources required to build on the strong positions of our other core businesses and achieve our long-term growth goals.”

The acquisition, which is expected to be immediately accretive to earnings, is anticipated to impact financial results as follows:

•	The transaction and related costs will be funded from ACS’ existing $1.5 billion credit facility.

•	Since this transaction is not expected to close until sometime in ACS’ fourth fiscal quarter, it is not expected to have a material impact on fiscal year 2005 earnings per share.

•	For fiscal year 2006, ACS expects accretion from this transaction of $0.04 to $0.06 per diluted share. Formal guidance for ACS’ fiscal year 2006 will be provided in the third quarter earnings release in late April 2005.

•	For fiscal year 2007, ACS expects accretion from this transaction of $0.20 to $0.24 per diluted share. The projected increase in accretion from fiscal year 2006 is due to the cessation of one-time integration and migration costs, as well as the full year impact of anticipated expense synergies.

About ACS
ACS, a FORTUNE 500 company with more than 50,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

About Mellon Financial Corporation
Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment and investor services, and treasury services. Mellon has approximately $4.0 trillion in assets under management, administration or custody, including $707 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risks Related to our Business” in the Company’s most recent Form 10-Q. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement, whether as a result of new information, future event or otherwise.